Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(In thousands)

	For the Year Ended December 31
	2007		2006		2005		2004		2003
Ratio 1—including deposit interest
Earnings:
Income before income taxes and extraordinary gain	$2,249,529		$2,986,441		$2,866,395		$2,257,026		$1,909,138
Fixed charges	5,377,312		5,188,060		3,203,493		1,577,826		1,490,092

Total	$7,626,841		$8,174,501		$6,069,888		$3,834,852		$3,399,230

Fixed charges:
Interest on deposits	$3,660,766		$3,464,700		$1,832,975		$766,188		$771,631
Interest on funds purchased and securities sold under agreements to repurchase	440,260		543,057		312,193		108,591		106,174
Interest on other short-term borrowings	121,011		74,326		83,087		24,642		30,444
Interest on trading liabilities	15,586		15,540		11,878		5,553		3,067
Interest on long-term debt	1,078,753		1,033,932		912,210		628,253		537,223
Portion of rents representative of the interest factor ( 1/3) of rental expense	60,936		56,505		51,150		44,599		41,553

Total fixed charges	$5,377,312		$5,188,060		$3,203,493		$1,577,826		$1,490,092
Preferred stock dividend requirements	41,678		10,901		—		—		—

Fixed charges and preferred stock dividends	$5,418,990		$5,198,961		$3,203,493		$1,577,826		$1,490,092

Ratio of earnings to fixed charges	1.42	x	1.58	x	1.89	x	2.43	x	2.28	x
Ratio of earnings to fixed charges and preferred stock dividends	1.41	x	1.57	x	1.89	x	2.43	x	2.28	x
Ratio 2—excluding deposit interest
Earnings:
Income before income taxes and extraordinary gain	$2,249,529		$2,986,441		$2,866,395		$2,257,026		$1,909,138
Fixed charges	1,716,546		1,734,261		1,370,518		811,638		718,461

Total	$3,966,075		$4,720,702		$4,236,913		$3,068,664		$2,627,599

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$440,260		$543,057		$312,193		$108,591		$106,174
Interest on other short-term borrowings	121,011		74,326		83,087		24,642		30,444
Interest on trading liabilities	15,586		15,540		11,878		5,553		3,067
Interest on long-term debt	1,078,753		1,033,932		912,210		628,253		537,223
Portion of rents representative of the interest factor ( 1/3) of rental expense	60,936		56,505		51,150		44,599		41,553

Total fixed charges	$1,716,546		$1,723,360		$1,370,518		$811,638		$718,461
Preferred stock dividend requirements	41,678		10,901		—		—		—

Fixed charges and preferred stock dividends	$1,758,224		$1,734,261		$1,370,518		$811,638		$718,461

Ratio of earnings to fixed charges	2.31	x	2.74	x	3.09	x	3.78	x	3.66	x
Ratio of earnings to fixed charges and preferred stock dividends	2.26	x	2.72	x	3.09	x	3.78	x	3.66	x